UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☒	Definitive Proxy Statement

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☐	Soliciting Material Under § 240.14a-12

Salary.com, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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July 27, 2007

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of Salary.com, Inc. to be held at 10:00 a.m., local time, on Tuesday, September 18, 2007, at Salary.com’s corporate headquarters at 195 West Street, Waltham, Massachusetts.

At the annual meeting, you will be asked to elect three directors for a three-year term and to ratify the selection of our independent registered public accounting firm for the fiscal year ending March 31, 2008. Details regarding the matters to be acted upon at this meeting appear in the accompanying Notice of Annual Meeting and Proxy Statement. Our Board of Directors unanimously recommends that stockholders vote in favor of the election of the nominated directors and the ratification of our independent registered public accounting firm.

Whether or not you plan to attend the annual meeting, please complete, sign and date the accompanying proxy card and return it in the enclosed postage-prepaid envelope at your earliest convenience so that your shares will be represented at the annual meeting. You also may be able to vote through the Internet. If you later decide to attend the Annual Meeting or change your vote, you may withdraw your proxy and vote in person at the annual meeting. Available voting procedures are described on the proxy card. Voting by written proxy or through the Internet will ensure your representation at the annual meeting if you do not attend in person.

We thank you for your continued support of Salary.com and look forward to seeing you at the annual meeting.

Very truly yours,

Kent Plunkett

Chief Executive Officer, President and Chairman

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts 02451

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON SEPTEMBER 18, 2007

The Annual Meeting of Stockholders of Salary.com, Inc., a Delaware corporation, will be held at 10:00 a.m., local time, on Tuesday, September 18, 2007, at Salary.com’s corporate headquarters, 195 West Street, Waltham, Massachusetts, for the following purposes:

1.	To elect three Class I directors to serve for a three-year term expiring at the 2010 Annual Meeting or until their successors are duly elected and qualified or until their earlier resignation, death or removal;

2.	To ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2008; and

3.	To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

These items of business are more fully described in the proxy statement accompanying this Notice.

Only stockholders of record at the close of business on July 20, 2007 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, please mark, sign, date, and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You also may be able to vote through the Internet. You may vote in person at the meeting even if you have previously returned a proxy.

Very truly yours,

Elliot J. Mark

Senior Vice President, General Counsel and Secretary

Waltham, Massachusetts

July 27, 2007

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts 02451

PROXY STATEMENT

VOTING AND OTHER MATTERS

General

The enclosed proxy is solicited on behalf of Salary.com, Inc., a Delaware corporation, by our Board of Directors for use at our Annual Meeting of Stockholders to be held on Tuesday, September 18, 2007 at 10:00 a.m., local time, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying meeting notice. The meeting will be held at our corporate headquarters at 195 West Street, Waltham, Massachusetts.

These proxy solicitation materials were first sent or given to all stockholders entitled to vote at the meeting on or about July 27, 2007.

Voting Securities and Voting Rights

Stockholders of record at the close of business on July 20, 2007, which we have set as the record date, are entitled to notice of and to vote at the meeting. On the record date, there were issued and outstanding 15,254,551 shares of our common stock. Each stockholder voting at the meeting, either in person or by proxy, may cast one vote per share of common stock held on all matters to be voted on at the meeting.

The presence, in person or by proxy, of the holders of a majority of our outstanding common stock constitutes a quorum for the transaction of business at the meeting. Assuming that a quorum is present, a plurality of affirmative votes properly cast in person or by proxy will be required to elect directors and a majority of affirmative votes properly cast in person or by proxy will be required to ratify the appointment of Grant Thornton LLP as the independent registered public accounting firm of our Company for the fiscal year ending March 31, 2008.

Votes cast by proxy or in person at the meeting will be tabulated by the inspector of elections appointed for the meeting and will determine whether a quorum is present. The inspector of elections will treat abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Abstentions will be counted toward the tabulation of votes cast as proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether a proposal has been approved.

Stockholders may vote in one of the following two ways whether or not they plan to attend the Annual Meeting: (1) by completing, signing and dating the accompanying proxy card and returning it in the postage-prepaid envelope enclosed for that purpose or (2) if available, through the Internet voting system described on the proxy card. If a person attends the meeting, he or she may vote in person even if the such individual had previously returned a proxy card or voted through the Internet voting system.

Voting of Proxies

When a proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted (1) “for” the election of the nominees set forth in this proxy statement, and (2) “for” the ratification of the appointment of Grant Thornton LLP as the independent registered public accounting firm of Salary.com for the fiscal year ending March 31, 2008.

Aside from these two proposals, the Board of Directors knows of no other matters to be presented at the meeting. If any other matter should be presented at the meeting upon which a vote may properly be taken, shares represented by all proxies will be voted in accordance with the judgment of the persons named as attorneys-in-fact in the proxies.

Revocability of Proxies

Any person giving a proxy may revoke the proxy at any time before its use by delivering to us either a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person.

Solicitation

We will pay for this solicitation. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for expenses incurred in forwarding solicitation materials to such beneficial owners. Proxies also may be solicited by certain of our directors and officers, personally or by telephone or e-mail, without additional compensation.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at our 2008 annual meeting of stockholders, pursuant to Rule 14a-8 promulgated under the Securities Exchange Act of 1934, or the Exchange Act, by the Securities and Exchange Commission, or the SEC, must be received at our principal executive offices not later than March 29, 2008, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. Any proposal must comply with the requirements as to form and substance established by the SEC for such proposal to be included in our proxy statement.

Under our by-laws, stockholders who wish to submit a proposal at the 2008 annual meeting, other than one that will be included in our proxy statement, must notify us between May 21, 2008 and June 20, 2008, unless the date of the 2008 annual meeting of the stockholders is more than 30 days before or more than 60 days after the one-year anniversary of the 2007 annual meeting. If a stockholder who wishes to present a proposal fails to notify us by June 20, 2008 and such proposal is brought before the 2008 annual meeting, then under the SEC’s proxy rules, the proxies solicited by management with respect to the 2008 annual meeting will confer discretionary voting authority with respect to the stockholder’s proposal on the persons selected by management to vote the proxies. If a stockholder makes a timely notification, the proxies may still exercise discretionary voting authority under circumstances consistent with the SEC’s proxy rules. Stockholders should submit their proposals to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

Annual Report and Other Matters

Our annual report of Form 10-K for the fiscal year ended March 31, 2007, which was mailed to stockholders with or preceding this proxy statement, contains financial and other information about our Company, but is not incorporated into this proxy statement and is not to be considered a part of these proxy soliciting materials or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

We will provide, without charge, additional copies of our annual report on Form 10-K for the fiscal year ended March 31, 2007 as filed with the SEC to each stockholder of record as of the record date that requests a copy in writing. Any exhibits listed in the Form 10-K report also will be furnished upon request at the actual expense we incur in furnishing such exhibit. Any such requests should be directed to Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451, Attention: Corporate Secretary.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

Our certificate of incorporation and by-laws provide that the number of our directors shall be fixed from time to time by resolution of our Board of Directors. Presently, the number of directors is fixed at nine and that number of directors is divided into three classes, with one class standing for election each year for a three-year term. At each annual meeting of stockholders, directors of a particular class will be elected for three-year terms to succeed the directors of that class whose terms are expiring. The following table sets forth certain information with respect to our directors.

Director	Age	Class	Term Expires	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
John F. Gregg	43	I	2007
Terry Temescu	59	I	2007	Member		Member
Yong Zhang	39	I	2007
Paul R. Daoust	59	II	2008		Member	Member
Kenneth S. Goldman	48	II	2008
Robert A. Trevisani	73	II	2008	Member	Chair	Chair
Edward F. McCauley	68	III	2009	Chair	Member
Kent Plunkett	44	III	2009
John R. Sumser	52	III	2009

John F. Gregg, Terry Temescu and Yong Zhang have been nominated by our Board of Directors for re-election for three-year terms expiring in 2010. Unless otherwise instructed, the proxy holders will vote the proxies received by them for each of the nominees named above. Messrs. Gregg, Temescu and Zhang currently are directors of Salary.com. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by the current Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

The Board of Directors recommends a vote “for” the nominees named herein.

Nominees for Director Standing for Election

John F. Gregg has served on our board of directors since November 2006. Mr. Gregg is the founder and Managing Director of Bluewater Ventures Ltd., a private equity firm specializing in turnarounds and investments in the media and telecommunications sectors in Europe, the U.S. and Asia. From January 2003, when he founded Bluewater Ventures, to January 2004, Mr. Gregg acted as Chief Restructuring Officer for Cablecom GmbH, Switzerland’s largest cable operator. From 1994 to January 2003, Mr. Gregg held various senior positions at NTL Inc., a publicly-traded European broadband cable operator, including serving as Chief Financial Officer and Senior Vice President from June 1999 to January 2003. In his position as Chief Financial Officer, Mr. Gregg had primary responsibility for oversight of NTL’s successful restructuring, which was commenced upon the filing of a voluntary petition for a pre-arranged joint reorganization plan under Chapter 11 of the U.S. Bankruptcy Code on May 8, 2002 and completed on January 11, 2003. Mr. Gregg holds a B.A. from Georgetown University and an M.B.A. from Harvard Business School.

Terry Temescu has served on our board of directors since 2000. Mr. Temescu is the Chairman and Chief Executive Officer of Iron Leaf Capital Corp., a growth capital investment company, and the founding partner of Lyric Capital, a private equity investment firm, which was formed in 1998. Prior to that, he was an investment banker at Goldman Sachs and Smith Barney, and served as Chief Operating Officer and Chief Financial Officer

of Concord General Corp. a diversified financial services company. Mr. Temescu holds a B.S. degree from the State University of New York and an M.B.A. from Cornell University.

Yong Zhang has served as our Chief Technology Officer since April 2000 and as our Executive Vice President and Chief Operating Officer since June 2006. Mr. Zhang has been a member of our board of directors since December 2004. Prior to joining Salary.com, Mr. Zhang held various technical leadership and project management positions at privately held software and healthcare companies, including Iconomy.com, a pioneer of private-label e-commerce solutions, Smart Route System, a traveler information company, and Center for Health and Human Services, Inc., and served as consultant for Aerovox, Inc., a publicly-held capacitor manufacturer. Mr. Zhang holds a B.S. in Physics from Shanghai University of Science and Technology, an M.B.A. from Cornell University and an M.S. in Electrical Engineering as well as an M.S. in Physics from University of Massachusetts at Dartmouth. Mr. Zhang is a Certified Compensation Professional and a Global Remuneration Professional.

Continuing Directors with Terms Expiring in 2008

Paul R. Daoust has served on our board of directors since November 2006. Since February 2005, Mr. Daoust has served as chairman of the board and chief executive officer of HighRoads, Inc., a privately-held technology enabled solutions company providing benefits lifecycle management. From August 2003 to January 2005, Mr. Daoust was President of Daoust Consulting, LLC, a provider of management consulting services to early- and mid-stage companies. From October 2000 to July 2003, Mr. Daoust was chairman of the board and chief executive officer of GRX Technologies, Inc., a privately-held software company focused on supply chain management for the commercial insurance industry. Mr. Daoust also served as executive vice president and chief operating officer of Watson Wyatt Worldwide, one of the world’s largest human resource consulting firms, from June 1993 to June 1998. He worked for Watson Wyatt for 28 years and served on their board of directors for nine years. He currently serves on the board of Gevity HR, Inc., a publicly-traded provider of comprehensive employment management solutions, and on the advisory boards of Brodeur Worldwide (part of the Omnicom Group) and LaborMetrix, Inc. Mr. Daoust holds a B.A. in Mathematics from Boston College and a Masters of Actuarial Science with distinction from the University of Michigan and he is a Fellow of the Society of Actuaries.

Kenneth S. Goldman has served as our Senior Vice President, Chief Financial Officer and Treasurer since March 2006. Mr. Goldman has been a member of our board of directors since November 2006. From April 2004 to March 2006, Mr. Goldman was a Principal with Mirus Capital Advisors, an investment banking firm. From March 2002 to March 2004, Mr. Goldman was Senior Vice President and Chief Financial Officer of Lodestar Corporation, an enterprise software company. From March 2000 through March 2002, Mr. Goldman was Executive Vice President and Chief Financial Officer of Student Advantage, a NASDAQ-traded marketing services company. Prior to 2000, Mr. Goldman served as the chief financial officer of several companies, including MediaMap, a provider of software and content data, ShopLink.com, an online provider of grocery shopping and household consumables, the international division of Liberty Mutual Group, and Goldweitz & Company, a real estate investment and development firm. Mr. Goldman started his career with KPMG and has been a Certified Public Accountant since 1984. Mr. Goldman holds a B.S. in Business Administration from the Whitman School of Management at Syracuse University.

Robert A. Trevisani has served on our board of directors since 2005. Since December 2005, Mr. Trevisani has served as President of Southern Cay Consulting, a private consulting firm. From 2003 up to his retirement in June 2006, Mr. Trevisani was Of Counsel at Gadsby Hannah LLP and from 1967 to 2003, he was a partner at that law firm. From 2002 to 2004, Mr. Trevisani was a board member of Computer Horizons Corp., a publicly-traded information technology staffing and services firm that also provides temporary employee management software solutions. From 2000 to 2002, Mr. Trevisani was Chairman of the Legal Practice Section of the International Bar Association. Mr. Trevisani is a board member of SuperTel Network Communications, Inc., a privately held telecommunications company. Mr. Trevisani is also currently President and a Trustee of the Commonwealth

Charitable Fund, a Trustee of the Institute for Experimental Psychology at the University of Pennsylvania and a member of the Board of Overseers of Boston College Law School. Mr. Trevisani is a past member of the faculty at Boston College Law School and the Boston University Graduate School of Law and was a Trustee of Mount Ida College from 1990 to 2005. Mr. Trevisani holds an A.B. from Boston College, a J.D. from Boston College Law School and an L.L.M. in Taxation from New York University Graduate School of Law.

Continuing Directors with Terms Expiring in 2009

Edward F. McCauley has served on our board of directors and as Chairman of the Audit Committee of our board since November 2006. Over a thirty-six year career at Deloitte & Touche until his retirement in 2001, Mr. McCauley served as Lead Audit Partner or Advisory Partner for a wide variety of Fortune 500 companies, non-profit and regulated enterprises. Mr. McCauley is a board member of Mac-Gray Corporation, a publicly-traded laundry facilities management business, and is a board member and chairman of the audit committee of Harvard Pilgrim Healthcare, Inc., a health benefits provider. Mr. McCauley holds a B.S. in Accounting from St. Josephs University and is a Certified Public Accountant.

Kent Plunkett founded Salary.com and has served as our Chairman, President and Chief Executive Officer since 1999. Prior to founding Salary.com, Mr. Plunkett was CEO of Bumblebee Technologies Inc., a career software publisher, from 1996 through 1999, held a leadership role at InfoSpace, Inc., an online content syndication company, including online white and yellow pages, private-label search and mobile entertainment, in 1996 and Director of Business Development for Pro CD, Inc., a CD-ROM electronic directory publisher of white pages, yellow pages and mapping content, from 1995 through 1996. Mr. Plunkett holds an A.B. degree from Georgetown University and an M.B.A. from the Harvard Business School and is a Certified Compensation Professional.

John R. Sumser rejoined our board of directors in November 2006, having previously served as a member of our board from October 2001 to September 2003. Mr. Sumser is the founder and President of IBN: interbiznet.com, a leading source of analysis for the electronic recruiting industry. Through John Sumser Consulting, Mr. Sumser also provides consulting services regarding business strategy and development to companies in the human resources industry. Mr. Sumser is the author of the Recruiters’ Internet Survival Guide, the Electronic Recruiting Indices and the daily Electronic Recruiting News. Mr. Sumser holds a B.A. from the Catholic University of America.

Information Relating to Corporation Governance and the Board of Directors

Our Board of Directors has determined, after considering all the relevant facts and circumstances, that each of Messrs. Daoust, Gregg, McCauley, Sumser, Temescu and Trevisani are independent directors, as “independence” is defined in the SEC and Nasdaq Marketplace Rules, because they have no relationship with us that would interfere with their exercise of independent judgment.

Our by-laws authorize our Board of Directors to appoint among its members one or more committees, each consisting of one or more directors. Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The composition and functioning of all of our committees complies with the rules of the SEC and the Nasdaq Global Market that are currently applicable to us and we intend to comply with additional requirements to the extent that they become applicable to us.

Audit Committee. Edward McCauley, Terry Temescu and Robert Trevisani currently serve on the Audit Committee. Mr. McCauley serves as the Chairman of the Audit Committee. The Audit Committee’s responsibilities include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent auditor;

•	overseeing the work of our independent auditor, including through the receipt and consideration of certain reports from the independent auditor;

•	resolving disagreements between management and our independent auditor;

•	pre-approving all auditing and permissible non-audit services (except de minimis non-audit services), and the terms of such services, to be provided by our independent auditor;

•	reviewing and discussing with management and the independent auditors our annual and quarterly financial statements and related disclosures;

•	coordinating the oversight of our internal control over financial reporting, disclosure controls and procedures and code of business conduct and ethics;

•	discussing our risk management policies;

•	establishing policies regarding hiring employees from the independent auditor and procedures for the receipt and retention of accounting related complaints and concerns;

•	meeting independently with our independent auditors and management; and

•	preparing the audit committee report required by SEC rules to be included in our proxy statements.

All of the members of the Audit Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC. The Board of Directors has determined that Mr. McCauley is an “audit committee financial expert” as defined under the rules of the SEC.

Compensation Committee. Paul Daoust, Edward McCauley and Robert Trevisani currently serve on the Compensation Committee. Mr. Trevisani serves as the Chairman of the Compensation Committee. The Compensation Committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and determining the compensation of our Chief Executive Officer;

•	overseeing the compensation of our other executive officers;

•	overseeing an evaluation of our senior executives;

•	overseeing and administering our incentive-based compensation plans and equity-based compensation plans; and

•	reviewing and making recommendations to the board with respect to director compensation.

All of the members of the Compensation Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Nominating and Corporate Governance Committee. Paul Daoust, Terry Temescu and Robert Trevisani currently serve on the Nominating and Corporate Governance Committee. Mr. Trevisani serves as the Chairman of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s responsibilities include, but are not limited to:

•	developing and recommending to the board criteria for board and committee membership;

•	establishing procedures for identifying and evaluating director candidates including nominees recommended by stockholders;

•	identifying individuals qualified to become board members;

•	establishing procedures for stockholders to submit recommendations for director candidates;

•	recommending to the board the persons to be nominated for election as directors and to each of the board’s committees;

•	developing and recommending to the board a set of corporate governance guidelines;

•	serving as the Qualified Legal Compliance Committee in accordance with Section 307 of the Sarbanes-Oxley Act of 2002; and

•	overseeing the evaluation of the board and management.

All of the members of the Nominating and Corporate Governance Committee are “independent” under the applicable rules of the Nasdaq Global Market and the SEC.

Our Board of Directors has adopted charters for the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee describing the authority and responsibilities delegated to each committee by the Board of Directors. Our Board of Directors has also adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. We post on our website, at investor.salary.com/governance.cfm, the charters of our committees and our Corporate Governance Guidelines, Code of Business Conduct and Ethics and Audit Committee Complaint Procedures. These documents are also available in print to any stockholder requesting a copy in writing from our corporate secretary at our executive offices set forth in this proxy statement. We intend to disclose any amendments to or waivers of a provision of our Code of Business Conduct and Ethics made with respect to our directors or executive officers on our website.

Process for Recommending Candidates for Election to the Board of Directors

The Nominating and Corporate Governance Committee is responsible for, among other things, determining the criteria for membership on the Board of Directors, annually reassessing the adequacy of such criteria and submitting any proposed changes to the Board for approval, recommending candidates for election to the Board of Directors, and reviewing the composition and size of the Board in order to ensure that the Board is comprised of members possessing the proper expertise, skills, attributes and personal and professional backgrounds for service as a director of Salary.com.

It is the policy of the Nominating and Corporate Governance Committee to consider recommendations for candidates to the Board of Directors from stockholders. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to the Corporate Secretary of the Company at our principal executive offices at 195 West Street, Waltham, Massachusetts 02451 by U.S. mail or facsimile, and must include evidence of the recommending stockholder’s ownership of our stock, the candidate’s name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate, a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board, a description of all arrangements or understandings between the recommending stockholder and the proposed director candidate, the consent of the proposed director candidate (i) to be named in the proxy statement relating to our annual meeting of stockholders and (ii) to serve as a director if elected at such annual meeting, and any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

The Nominating and Corporate Governance Committee’s general criteria and process for evaluating and identifying the candidates that it selects, or recommends to the full Board of Directors for selection, as director nominees, are as follows:

•

In its evaluation of director candidates, including the members of the Board of Directors eligible for reelection, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors and considers (i) the current size and composition of the Board of Directors and the needs of the Board of Directors and the respective committees of the Board of Directors, (ii) such issues as character, judgment, diversity, age, expertise, business experience, length of service, independence, other commitments and the like, and (iii) such other factors as the Nominating and Corporate Governance Committee may consider appropriate.

•

The Nominating and Corporate Governance Committee may solicit recommendations from any or all of the following sources: non-management directors, the Chief Executive Officer, other executive officers, third-party search firms, or any other source it deems appropriate. The Nominating and Corporate Governance Committee will review and evaluate the qualifications of any such proposed director candidate, and conduct inquiries it deems appropriate. The Nominating and Corporate Governance Committee will evaluate all such proposed director candidates in the same manner, with no regard to the source of the initial recommendation of such proposed director candidate.

•

In accordance with the Nominating and Corporate Governance Committee Charter, at a minimum, the Nominating and Corporate Governance Committee must be satisfied that each Nominating and Corporate Governance Committee-recommended nominee meets the following minimum qualifications: (i) experience at a strategic or policymaking level in a business, government, non-profit or academic organization of high standing; (ii) highly accomplished in his or her field, with superior credentials and recognition; and (iii) the highest personal and professional integrity, exceptional ability and judgment, and most effective, in conjunction with the other nominees to the Board, in collectively serving the long-term interests of the stockholders.

•

The Nominating and Corporate Governance Committee will apply these same principles when evaluating candidates to the Board of Directors who may be elected initially by the full Board of Directors to fill vacancies or add additional directors prior to the annual meeting of stockholders at which directors are elected.

Contacting the Board of Directors

Any stockholder who desires to contact our Chairman of the Board or the other members of our Board of Directors may do so by writing to the Corporate Secretary at our principal executive offices at 195 West Street, Waltham, Massachusetts 02451. Communications received will be distributed to the Chairman of the Board or the other members of the Board of Directors as appropriate depending on the facts and circumstances outlined in the communication received.

Board and Committee Meetings

Our Board of Directors held a total of seven meetings during the fiscal year ended March 31, 2007. During the fiscal year ended March 31, 2007, the Audit Committee held a total of three meetings, the Compensation Committee held a total of ten meetings, and the Nominating and Corporate Governance Committee held one meeting. During fiscal 2007, no director attended fewer than 75% of the aggregate of (i) the total number of meetings of our Board of Directors, and (ii) the total number of meetings held by all Committees of our Board of Directors on which he was a member. We encourage each of our directors to attend the annual meeting of stockholders. We did not hold an annual meeting of stockholders in 2006 since we were still a private company during that year.

Director Compensation and Other Information

During the period from April 1, 2006 to October 31, 2006, we paid each non-employee director a fee per Board or committee meeting attended of $250 and no fee for meetings in which the director participated by telephone. From November 1, 2006 until our initial public offering on February 14, 2007, we paid each non-employee director a fee per Board or committee meeting attended either in person or by telephone of $250. Commencing after our initial public offering, we paid each non-employee director a fee per Board or committee meeting attended of $1,000 and $500 for each meeting in which the director participated by telephone. The fees to be paid to non-employee directors during fiscal 2008 are currently under review by the Compensation Committee. To date, all meeting fees have been paid in cash, but the Compensation Committee is considering giving non-employee directors the option of receiving their fees in cash or Salary.com stock.

In addition, in November 2006, we issued stock options to the following four directors upon their appointment to the Board: Paul Daoust, John Gregg, Edward McCauley and John Sumser. Mr. Daoust was granted an option to purchase 20,160 shares of our stock, of which one-third was vested on grant and the remaining two-thirds vest on August 31, 2007 and 2008. Messrs. Gregg and Sumser were each granted options to purchase 13,440 shares of our stock, of which one-third was vested on grant and the remaining two-thirds vest on August 31, 2007 and 2008. Mr. McCauley was granted an option to purchase 22,400 shares of our stock, of which 8,960 shares were vested on grant and the remaining 13,440 shares vest in equal installments on August 31, 2007 and 2008. Each of these options were issued at $6.61 per share which was the fair market value of our stock on the date of grant.

We reimburse our directors for reasonable travel and other expenses incurred in connection with attending meetings of the Board of Directors. Employees who also serve as directors receive no additional compensation for their services as a director.

The following table details the compensation earned by our non-employee directors in the fiscal year ended March 31, 2007:

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	Total
	($)	($)	($)
Paul R. Daoust	1,750	29,399	31,149
John F. Gregg	500	19,599	20,099
Edward F. McCauley	1,750	36,937	38,687
John R. Sumser	500	19,599	20,099
Terry Temescu	1,250	12,083	13,333
Robert A. Trevisani	2,750	13,533	16,283

(1)	Amounts reported represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended March 31, 2007, without giving effect to estimated forfeitures.

(2)	In fiscal 2007, our non-employee directors, other than Messrs. Temescu and Trevisani, received the following options to purchase shares of our common stock:

Name	Grant Date	Number of Shares	Exercise Price per Share ($)	Grant Date Fair Value ($)
Paul R. Daoust	11/30/2006	20,160	6.61	77,459
John F. Gregg	11/30/2006	13,440	6.61	51,639
Edward F. McCauley	11/30/2006	22,400	6.61	86,065
John R. Sumser	11/30/2006	13,440	6.61	51,639

(3)	As of March 31, 2007, the aggregate number of shares underlying options outstanding for each of our non-employee directors was:

Name	Aggregate Number of Shares
Paul R. Daoust	—
John F. Gregg	13,440
Edward F. McCauley	—
John R. Sumser	13,440
Terry Temescu	31,360
Robert A. Trevisani	19,600

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The firm of Grant Thornton LLP, an independent registered public accounting firm, has audited the consolidated financial statements of Salary.com for the fiscal year ended March 31, 2007. Our Audit Committee has appointed Grant Thornton LLP to audit the consolidated financial statements of Salary.com for the fiscal year ending March 31, 2008. Our organizational documents do not require that our stockholders ratify the appointment of our independent registered public accounting firm and the Audit Committee has the sole discretion to retain or terminate our independent registered public accounting firm. We are submitting the appointment of Grant Thornton LLP to our stockholders for ratification because we believe it is a matter of good corporate practice. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection, but may still retain Grant Thornton LLP. We anticipate that representatives of Grant Thornton LLP will be present at the meeting, will have the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.

The Board of Directors recommends a vote “for” the ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending March 31, 2008.

The aggregate fees billed to Salary.com by Grant Thornton LLP for the fiscal years ended March 31, 2006 and 2007 are as follows:

	2006(1)	2007
Audit Fees(2)	$215,002	$985,714

Total	$215,002	$985,714

(1)	We engaged Grant Thornton LLP as our independent registered public accounting firm on October 2, 2006.

(2)	Audit Fees consist of fees incurred for the audits of our annual consolidated financial statements and internal controls over financial reporting, review of our interim consolidated financial statements included in our quarterly reports on Form 10-Q for the first three quarters of each fiscal year and other SEC filings. Audit Fees for fiscal 2007 include $810,759 incurred in connection with our initial public offering.

The charter of our Audit Committee provides that the duties and responsibilities of our Audit Committee include the pre-approval of all audit, audit-related, tax and other services permitted by law or applicable SEC regulations (including fee and cost ranges) to be performed by our independent registered public accounting firm. Any pre-approved services that will involve fees or costs exceeding pre-approved levels will also require specific pre-approval by the Audit Committee. Unless otherwise specified by the Audit Committee in pre-approving a service, the pre-approval will be effective for the 12-month period following pre-approval. The Audit Committee will not approve any non-audit services prohibited by applicable SEC regulations or any services in connection with a transaction initially recommended by the independent registered public accounting firm, the purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

To the extent deemed appropriate, the Audit Committee may delegate pre-approval authority to the Chairman of the Audit Committee or any one or more other members of the Audit Committee provided that any member of the Audit Committee who has exercised any such delegation must report any such pre-approval decision to the Audit Committee at its next scheduled meeting. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent registered public accounting firm.

Our Audit Committee requires that our independent registered public accounting firm, in conjunction with our Chief Financial Officer, be responsible for seeking pre-approval for providing services to us and that any request for pre-approval must inform the Audit Committee about each service to be provided and must provide detail as to the particular service to be provided.

Representatives of Grant Thornton LLP are expected to be present at the meeting, where they will be available to respond to appropriate questions and, if they desire, to make a statement.

All of the services provided by Grant Thornton LLP described above under the caption “Audit Fees” were approved by our Audit Committee.

On September 9, 2006, we informed Vitale, Caturano & Company LTD., or Vitale, of its dismissal as our independent registered public accounting firm, which was immediately effective. Effective October 2, 2006, Grant Thornton LLP was appointed as our independent registered public accounting firm for the year ended March 31, 2006. The decision to change independent registered public accounting firms was approved by our audit committee.

The audit report of Vitale on our financial statements for the years ended March 31, 2005 and March 31, 2004, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. During its audit for the fiscal years ended March 31, 2005 and March 31, 2004 and during the period beginning April 1, 2005 and ended September 9, 2006 (the date we dismissed Vitale as our independent registered public accounting firm), we had no disagreements with Vitale on any matters of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which, if not resolved to Vitale’s satisfaction, would have caused Vitale to make reference to the matter in their report, and there have been no “reportable events” as defined in Item 304 (a)(1)(v) of Regulation S-K.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements, including the performance and compensation of the Company’s independent registered public accounting firm. Management has the primary responsibility for the financial statements and the financial reporting processes, including the systems of internal controls and the certification of the integrity and reliability of the Company’s internal control procedures.

In fulfilling its oversight responsibilities, the Audit Committee has reviewed the Company’s audited balance sheets at March 31, 2006 and 2007 and the statements of operations, stockholders’ equity and cash flows for each of the three years in the period ended March 31, 2007, and has discussed them with management. The Audit Committee also reviewed with Grant Thornton LLP, the Company’s independent registered public accounting firm, and with Vitale, Caturano & Company, the Company’s independent registered public accounting firm for fiscal 2005, the results of their audits. The Audit Committee has also discussed with the independent registered public accounting firm the matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit and Finance Committees), as currently in effect. This discussion included, among other things, a review with the independent registered public accounting firm of the quality of the Company’s accounting principles, the reasonableness of significant estimates and judgments, and the clarity of disclosure in the Company’s financial statements, including the disclosures related to critical accounting policies used by the Company. The Audit Committee has reviewed permitted services under rules of the Securities and Exchange Commission as currently in effect and discussed with Grant Thornton LLP their independence from management and the Company, including the matters in the written disclosures and the letter from the independent registered public accounting firm required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit and Finance Committees), as currently in effect, and has considered and discussed the compatibility of non-audit services provided by Grant Thornton LLP with that firm’s independence. In addition, the Audit Committee discussed the rules of the Securities and Exchange Commission that pertain to the Audit Committee and the roles and responsibilities of Audit Committee members.

Based on its review of the financial statements and the aforementioned discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007. The Audit Committee also approved the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2008.

Respectfully submitted by the Audit Committee,

Edward F. McCauley, Chair

Terry Temescu

Robert A. Trevisani

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of Compensation Philosophy and Objectives

Salary.com’s compensation philosophy is to provide a highly competitive, flexible, market-based total compensation program to attract, motivate, and retain our most valuable resources: our people. Our compensation programs reflect a pay-for-performance strategy, reinforced with competitive pay-to-market data based on Salary.com’s proprietary market insight data. Our executive compensation program is intended to:

•	Encourage achievement of overall financial results and individual contributions by executive officers and other employees;

•	Align the interests of our employees with the interests of our stockholders, to promote short and long-term growth of our business;

•	Attract, retain, and reward highly qualified executive officers who create value for our stockholders; and

•	Reinforce our pay-for-performance strategy and our results driven culture that rewards individual, team, and corporate success.

For purposes of this document, the Chief Executive Officer, the Chief Financial Officer, as well as the other executive officers named in the Summary Compensation Table below, will be referred to as the “named executive officers.”

Role of the Compensation Committee

The Compensation Committee of the Board of Directors has overall responsibility for determining the compensation of our Chief Executive Officer and other named executive officers. Each member of the Committee is appointed by the Board and has been determined by the Board to be an independent director under applicable NASDAQ marketplace rules.

The Compensation Committee has the sole authority to select, retain, and/or replace any compensation or other outside consultant for assistance in the evaluation of directors, CEO, or other executive officers’ compensation, including the authority to approve the consultant’s fees and other retention terms. For the fiscal year ended March 31, 2007, the Committee selected Pearl Meyer & Partners as its independent compensation consultant. For the fiscal year ending March 31, 2008, the Committee selected Longnecker & Associates as its independent compensation consultant.

Role of Executives in Determining Compensation

The Compensation Committee reviews on a regular basis our compensation philosophy and programs so that the Committee can recommend any changes necessary to keep our compensation philosophy and programs aligned with our specific business objectives. Management, including Kent Plunkett, our Chief Executive Officer, and our Vice President of Human Resources, makes recommendations to the Compensation Committee with respect to the compensation of the named executive officers.

The Compensation Committee considers, but is not bound to and does not always accept, management’s recommendations with respect to executive compensation. The Compensation Committee discusses Mr. Plunkett’s compensation with him, but makes decisions with respect to his compensation without him present.

Mr. Plunkett and other executive officers attend some of the Compensation Committee meetings, but leave the meetings as appropriate when matters of executive compensation pertaining to them are discussed.

The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our named executive officers, but may delegate certain of its responsibilities to sub-committees or other employees of the Company. The Compensation Committee has delegated to Mr. Plunkett the authority to grant stock options and make total compensation decisions for employees other than executive officers within defined guidelines. See the “Equity Grant Policy” section within this document.

Comparative Compensation Analysis

We align cash and equity compensation to the market as part of our market-driven pay philosophy. We have selected peer companies on the basis of fiscal and business model similarities with Salary.com, as well as peer companies who compete in the performance management market. We analyze market compensation practices on a regular basis, using a variety of survey sources available, including our proprietary market survey data for which Salary.com is known, as well as other independent survey sources to assist in our compensation analysis.

For the fiscal year ended March 31, 2007, we considered our peer companies to include the following public companies:

Company Name	Ticker Symbol
CALLIDUS SOFTWARE INC.	CALD
CENTRA SOFTWARE INC.	CTRA
CLICK COMMERCE INC.	CKCM
CONCUR TECHNOLOGIES, INC.	CNQR
GOREMOTE INTERNET COMMUNICATIONS, INC.	GRIC
KENEXA CORPORATION	KNXA
KEYNOTE SYSTEMS, INC.	KEYN
THE KNOT INC.	KNOT
KNOVA SOFTWARE, INC.	KNVS.OB
LIVEPERSON, INC.	LPSN
ONLINE RESOURCES CORPORATION	ORCC
RIGHTNOW TECHNOLOGIES, INC.	RNOW
SABA SOFTWARE INC.	SABA
SPARK NETWORKS, INC.	LOV
SUMTOTAL SYSTEMS, INC.	SUMT
TALEO CORPORATION	TLEO
THESTREET.COM, INC.	TSCM
TRAFFIC.COM, INC.	TRFC
THE ULTIMATE SOFTWARE GROUP, INC.	ULTI
UNICA CORPORATION	UNCA
VISUAL SCIENCES, INC.	VSCN
VOCUS, INC.	VOCS
WORKSTREAM INC.	WSTM

Elements of Compensation:

The primary elements of our executive compensation programs are:

•	Base salary;

•	Bonus incentive compensation;

•	Equity compensation; and

•	Perquisites and generally available benefit programs healthcare coverage and 401(k).

For the fiscal year ended March 31, 2007, we structured on-target total direct compensation for the named executive officers, including the CEO and CFO, so that base salaries were generally consistent with the competitive 50th percentile of our peer companies and none were above the 75th percentile. In fiscal 2007, annual incentive awards for most executive positions were in the competitive 75th percentile of our peer companies, and the Compensation Committee considered this to be appropriate.

Equity award levels were consistent with our longstanding practice of emphasizing equity compensation over cash compensation. We pay equity compensation at approximately the 75th percentile for most positions.

Base Salary

We establish base salaries for named executive officers primarily on the basis of their level of responsibility, their individual qualifications and experience, and competitive salary information. We review salaries annually and may adjust them from time to time in accordance with certain criteria, which include individual performance, the functions they are performing, the scope of the executive’s on-going duties, our financial performance, and general market changes or changes within the compensation peer group. To determine recommendations for each named executive officer other than himself, Mr. Plunkett reviews the comparable data with the Vice President of Human Resources and makes a recommendation to the Compensation Committee for review and approval. Base salary with respect to Mr. Plunkett is reviewed annually by the Compensation Committee, and adjustments are determined by the Compensation Committee.

For the fiscal year ending March 31, 2008, the Compensation Committee approved the following base salary amounts, which became effective on May 1, 2007:

Named Executive Officer	Fiscal 2007 Base Salary ($)		Fiscal 2008 Base Salary ($)
Kent Plunkett	250,000		250,000
Kenneth S. Goldman	185,000		185,000
Yong Zhang	250,000		250,000
William H. Coleman	180,000		180,000
Teresa A. Shipp	140,000	*	140,000

*	Does not include earned sales commissions of $81,754 for fiscal 2007. In fiscal 2008, Ms. Shipp is eligible to receive monthly sales commissions equal to a percentage of total sales. The target annual sales commissions payment for fiscal 2008 is $84,000.

Incentive Compensation

Bonus Plan. The Compensation Committee annually approves awards under our existing bonus plan to provide a variable bonus designed to motivate participants to achieve our financial and other performance objectives, and rewards executives for their achievements when those objectives are met. This bonus may be payable in cash or in a restricted stock grant of the same/comparable value of the total cash bonus amount.

The amount of bonus paid under the bonus plan in fiscal 2007 to each named executive officer was based on achievement of a variety of quarterly and yearly corporate financial and non-financial performance objectives, including bookings, revenue and free cash flow, overall team performance, and individual performance against established objectives. For certain performance objectives it was possible to exceed the targeted achievement and receive a bonus payment in excess of the target. While performance targets are established at levels that are intended to be achievable, a maximum bonus payout would require very high levels of both individual and company performance that we believe is possible but difficult to achieve. All of the bonuses paid to our named executive officers for fiscal 2007 were paid in restricted stock.

Together with the Compensation Committee, target bonuses are reviewed annually and may be adjusted from time to time if needed to reflect changes within the market. To determine target bonus recommendations for each named executive officer other than himself, Mr. Plunkett reviews the market comparable data with the Vice President of Human Resources and makes recommendations to the Compensation Committee for review and approval. The Compensation Committee reviews Mr. Plunkett’s target bonus annually and adjustments are determined and made by the Compensation Committee.

In July 2007, the Compensation Committee approved the following on-target bonus amounts with respect to our named executive officers under the bonus plan for fiscal 2008:

Named Executive Officer	Fiscal 2007 Target Bonus ($)	Percent Attainment (%)	Fiscal 2007 Actual Bonus ($)	Fiscal 2008 Target Bonus ($)
Mr. Plunkett	250,000	70	175,000	250,000
Mr. Goldman	74,000	100	74,000	74,000
Mr. Zhang	125,000	80	100,000	125,000
Mr. Coleman	45,000	75.5	34,000	58,500
Ms. Shipp	56,000	139	78,000	56,000

Equity Compensation

We use equity compensation to align our named executive officers’ interests with those of our stockholders, and to attract and retain the highest-caliber executives. We grant stock options and restricted stock to employees, including our named executive officers, under our stock plans.

Grants of stock options during from April 1, 2006 through our initial public offering on February 14, 2007 were made under our 2004 Stock Option and Incentive Plan. After our initial public offering, we began to grant stock options and restricted stock under our 2007 Stock Option and Incentive Plan. While we previously relied exclusively on stock option awards to provide equity compensation, we now use a combination of restricted stock and stock options.

In fiscal 2007, the following stock option awards were made to each named executive officer in the following amounts:

Named Executive Officer	Option Awards (#)
Mr. Plunkett	536,161	(1)
Mr. Goldman	20,280
Mr. Zhang	40,000
Mr. Coleman	—
Ms. Shipp	20,000

(1)	Includes an option grant of 136,161 shares made pursuant to the employment agreement between us and Mr. Plunkett which expired in December 2006.

These grants were made in fiscal 2007 and are intended to meet our retention objectives and maintain our market alignment for target compensation. The Compensation Committee reviewed competitive market data, individual performance, and business objectives in determining the awards above.

Equity Grant Policy

We have prepared guidelines for the grant of equity compensation to our employees, including our named executive officers. These guidelines were determined based on a competitive analysis against peer companies and fair and reasonable equity guidelines by employee level and position. The Compensation Committee has delegated authority to our Chief Executive Officer to grant stock options to employees, other than executive officers and employees who report to our Chief Executive Officer, within the guidelines. We also have prepared guidelines for the grant of restricted stock. These guidelines are based on the same principles we used in establishing the stock option grant guidelines. All stock awards are subject to approval by the Compensation Committee.

The effective date for all stock option awards granted by our Chief Executive Officer is the first business day of the month following the date on which he approved the award. The effective date for all equity awards made by the Compensation Committee is the date on which the Committee approves the award, unless otherwise specified by the Committee. All stock options are granted with an exercise price equal to or above the fair market value of the underlying stock on the date of grant. Neither our Chief Executive Officer nor the Committee grants equity awards in anticipation of the release of material nonpublic information. We do not time the release of material nonpublic information based on equity award grant dates.

Severance and Change of Control Protection

We have entered into an employment agreement with our Chief Executive Officer which in part provides for severance benefits in certain circumstances, including upon termination without cause or for good reason, and upon termination without cause or for good reason following a change of control of Salary.com. We also have entered into a letter agreement with our Chief Financial Officer which in part provides for severance benefits upon termination without cause or for good reason following a change of control of Salary.com. These severance benefits are coupled with non-competition and non-solicitation obligations intended to protect our proprietary data that might not be enforceable in the absence of additional consideration. The severance benefits are also intended to motivate our Chief Executive Officer and Chief Financial Officer to continue employment with Salary.com and maximize stockholder value in the event of a potential change in control. Equity awards issued to all employees, including our named executive officers, under our 2007 Stock Option and Incentive Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including our named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com. The severance benefits and employment agreements are described in more detail in “Potential Payments Upon Termination or Change of Control” below.

Perquisites and Generally Available Benefit Programs

We annually review the perquisites that named executive officers receive. Our named executive officers, like our other employees, are eligible to participate in our employee stock purchase plan, except that our Chief Executive Officer may not participate in the employee stock purchase plan because he owns more than 5% of the voting power of our common stock. In addition, our named executive officers may participate in the various employee benefit plans that are generally available to all employees, including: medical, vision and dental care plans; flexible spending accounts for healthcare; life, accidental death and dismemberment and disability insurance; and paid time off.

We also maintain a 401(k) retirement savings plan for the benefit of all of our employees, including our named executive officers. In fiscal 2007, we did not match employee contributions to our 401(k) plan. We do not provide any retirement programs such as pension plans, deferred compensation plans, or other retirement benefits to the named executive officers.

Federal Tax Considerations

Section 162(m) of the Internal Revenue Code disallows a tax deduction to public companies for compensation not deemed to be performance-based over $1 million paid for any fiscal year to the CEO and certain other named executive officers. We intend to attempt to qualify executive compensation for deductibility under applicable tax laws to the fullest extent practicable. Compensation above $1 million may be deductible if it is deemed to be “performance-based compensation” within the meaning of the Internal Revenue Code. We will take the necessary steps to comply with the $1 million compensation deduction under Section 162(m) of the Internal Revenue Code, and will substantiate any performance-based compensation in the form of incentive bonuses and/or equity awards should the total compensation exceed $1 million.

Conclusions

We believe that our executive compensation programs strongly support our pay-for-performance strategy. We further believe that compensation levels for our Chief Executive Officer and other named executive officers are consistent with competitive compensation practices in our industry, and thus assist us in attracting and retaining the highest caliber of talent to meet and exceed our business objectives. We will continue to review our programs on a regular basis and expect to update them on occasion, based on changes in competitive pay practices, regularly requirements, and business needs.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully submitted by the members of the Salary.com Compensation Committee,

Robert A. Trevisani, Chairman

Paul R. Daoust

Edward F. McCauley

SUMMARY COMPENSATION TABLE

The following summarizes the compensation earned during the fiscal year ended March 31, 2007, which we refer to as fiscal 2007, by (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) each of our three other most highly compensated executive officers who were serving as executive officers on March 31, 2007 and whose total compensation exceeded $100,000. We refer to these individuals as our “named executive officers.”

Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)		Option Grants ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Kent Plunkett	2007	196,875		1,804,943	175,000	—	2,176,818
Chairman, President and Chief Executive Officer
Kenneth S. Goldman	2007	185,000		125,282	74,000	—	384,282
Senior Vice President, Chief Financial Officer and Treasurer
Yong Zhang	2007	250,000		277,001	100,000	—	627,001
Executive Vice President, Chief Operating Officer and Chief Technology Officer
William H. Coleman	2007	180,000		202,853	34,000	—	416,853
Senior Vice President and Chief Compensation Officer
Teresa A. Shipp	2007	218,421	(4)	139,428	78,000	—	435,849
Senior Vice President of Sales

(1)	Amounts reported represent the compensation cost recognized by Salary.com for financial statement reporting purposes in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our the Annual Report on Form 10-K for the fiscal year ended March 31, 2007, without giving effect to estimated forfeitures. With respect to Mr. Plunkett, includes compensation cost of approximately $1.3 million recognized by Salary.com for financial statement reporting purposes based on the accelerated vesting of 854,449 shares restricted stock issued upon exercise of unvested stock options. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

(2)	Represents amounts to be paid in July 2007 under Salary.com’s annual incentive bonus program. Bonuses for fiscal 2007 are being paid in restricted stock based on the fair market value of our common stock on the date of grant. These grants will vest on August 16, 2007.

(3)	Excludes benefits and perquisites received by the named executive officers that do not exceed an aggregate of $10,000.

(4)	Represents salary of $136,667 and sales commissions of $81,754.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for the fiscal year ended March 31, 2007, certain information regarding incentive plan awards and options granted to the named executive officers.

	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(2)	Grant Date Fair Value of Stock and Option Awards(3)
Name		Threshold	Target	Maximum
Kent Plunkett	N/A	—	$200,000	—		$—	$—
Kent Plunkett	12/22/2006	—	—	—	136,161	$7.41	$584,293
Kent Plunkett	1/19/2007	—	—	—	400,000	$10.50	$2,432,045
Kenneth S. Goldman	N/A	—	$74,000	—		$—	$—
Kenneth S. Goldman	1/19/2007	—	—	—	20,000	$10.50	$121,602
Kenneth S. Goldman	2/5/2007	—	—	—	280	$8.21	$1,326
Yong Zhang	N/A	—	$125,000	—		$—	$—
Yong Zhang	1/19/2007	—	—	—	40,000	$10.50	$243,205
William H. Coleman	N/A	—	$45,000	—		$—	$—
Teresa A. Shipp	N/A	—	$56,000	—		$—	$—
Teresa A. Shipp	1/19/2007	—	—	—	20,000	$10.50	$121,602

(1)	Represents potential amounts payable under Salary.com’s annual incentive bonus program for fiscal 2007. Actual amounts paid based on fiscal 2007 performance are as set forth in the column titled “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.

(2)	The exercise price of options granted in fiscal 2007 prior to our initial public offering is equal to the fair market value of Salary.com’s stock on the applicable grant date, as determined by our Board of Directors. The exercise price of options granted to the named executive officers on January 19, 2007 is equal to the initial public offering price of Salary.com’s stock.

(3)	The grant date fair value is computed in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2007, without giving effect to estimated forfeitures. These amounts do not purport to reflect the value that will be recognized by the named executive officers upon sale of the underlying securities.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END 2007

The following table sets forth certain information concerning outstanding equity awards held by the named executive officers at March 31, 2007.

				Option Awards				Stock Awards
				Number of Securities Underlying Unexercised Options (#)
Name	Grant Date	Vesting Commencement Date(1)		Exercisable(2)	Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(#)	Market Value of Shares or Units of Stock That Have Not Vested($)(3)
Kent Plunkett	12/22/2006	12/31/2006		136,161	—	7.41	12/22/2016	—	—
	1/19/2007	3/31/2008	(4)	—	400,000	10.50	1/19/2017	—	—
Kenneth S. Goldman	1/19/2007	2/21/2007	(5)	20,000	—	10.50	1/19/2017	—	—
	2/5/2007	2/5/2007	(6)	280	—	8.21	2/5/2017	—	—
	3/20/2006	4/20/2006		—	—	0.22	3/20/2016	89,600	997,248
	3/20/2006	7/30/2007		—	—	0.22	3/20/2016	28,000	311,640
Yong Zhang	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—	—
	1/19/2007	2/21/2007	(5)	40,000	—	10.50	1/19/2017	—	—
	6/30/2003	7/30/2003		—	—	0.22	6/30/2013	11,900	132,447
	12/20/2004	1/20/2005		—	—	0.22	12/20/2014	11,760	130,889
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	16,333	181,786
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	12,333	137,266
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	28,000	311,640
William H. Coleman	3/31/2006	4/30/2006		7,840	—	0.22	3/31/2016	—	—
	6/30/2003	7/30/2003		—	—	0.22	6/30/2013	6,580	73,235
	12/20/2004	1/20/2005		—	—	0.22	12/20/2014	3,528	39,267
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	15,026	167,239
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	8,270	92,045
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	28,000	311,640
Teresa A. Shipp	3/31/2006	4/30/2006		11,200	—	0.22	3/31/2016	—	—
	1/19/2007	2/21/2007	(5)	20,000	—	10.50	1/19/2017	—	—
	11/4/2002	12/4/2002		—	—	0.89	11/4/2012	1,866	20,769
	6/30/2003	7/30/2003		—	—	0.22	6/30/2013	13,300	148,029
	12/20/2004	1/20/2005		—	—	0.22	12/20/2014	13,720	152,704
	2/28/2005	3/28/2005		—	—	0.22	2/28/2015	9,800	109,074
	11/8/2005	11/8/2005		—	—	0.22	11/8/2015	5,949	66,212
	11/8/2005	7/30/2007		—	—	0.22	11/8/2015	35,616	396,406

(1)	Unless otherwise indicated, all options granted to the named executive officers vest over a five-year period, at a rate of 1/60th per month beginning on the vesting commencement date.

(2)	All options were granted under the Salary.com 2004 Stock Option and Incentive Plan which permits the optionee to exercise both unvested and vested options at any time. Shares issued upon exercise of unvested options are issued as restricted stock which vests in accordance with the option vesting schedule.

(3)	Market value of shares or units of stock that have not vested equals $11.13, the closing price on the Nasdaq Global Market on March 30, 2007, the last business day of fiscal 2007, multiplied by the number of shares or units of stock.

(4)	These options vest annually in equal installments over a five-year period, beginning on the vesting commencement date.

(5)	These options vested 25% on February 21, 2007 (the closing date of our initial public offering) and the remainder vest over a three-year period at a rate of 1/48th per month.

(6)	These options were related to our employee referral program and vested immediately.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth for the fiscal year ended March 31, 2007 certain information regarding the aggregate number of shares for which options were exercised, and the aggregate number of shares that vested, during fiscal 2007 for each of the named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)(1)
Kent Plunkett	1,103,522	(2)	8,990,699
Kenneth S. Goldman	22,400		139,509
Yong Zhang	34,220		207,628
William H. Coleman	28,502		174,356
Teresa A. Shipp	23,032		138,760

(1)	Reflects the closing price of Salary.com’s common stock on the vesting date.

(2)	In connection with the negotiation of Mr. Plunkett’s new employment agreement, in February 2007, the Compensation Committee accelerated the vesting of 854,449 shares of restricted stock which had been issued to Mr. Plunkett upon the exercise of unvested stock options.

EMPLOYMENT ARRANGEMENTS WITH EXECUTIVE OFFICERS

In December 2006, the Compensation Committee and Kent Plunkett, our President and Chief Executive Officer, mutually agreed to terminate Mr. Plunkett’s then existing employment agreement and begin negotiation of the terms of a new employment agreement. In February 2007, we entered into a new Employment Agreement with Mr. Plunkett. The new employment agreement has a three year term, and under the agreement Mr. Plunkett is entitled to receive:

•	an initial annual salary of $250,000;

•	an annual target bonus equal to 100% of his annual salary;

•	grants of equity compensation as determined annually in the sole discretion of the Compensation Committee; and

•	benefits under our employee benefit plans consistent with those provided to our other executive officers.

The agreement includes a provision prohibiting Mr. Plunkett, during his employment and for one year thereafter, from engaging in certain business activities and from soliciting our employees and customers.

In connection with the negotiation of the new employment agreement, on January 19, 2007, the Compensation Committee granted Mr. Plunkett an option to purchase 400,000 shares of common stock, which is exercisable at $10.50 per share price, has a term of ten years and vests annually over five years commencing March 31, 2008. Also in connection with the negotiation of the new employment agreement, on February 7, 2007, the Compensation Committee accelerated the vesting of 854,449 shares of restricted stock held by Mr. Plunkett. These shares had been issued to Mr. Plunkett in March 2006 upon the exercise of stock options granted to him between June 2003 and March 2006 under the 2000 Stock Option and Incentive Plan and the 2004 Stock Option and Incentive Plan.

In March 2006, we entered into a letter agreement with Kenneth Goldman, pursuant to which we offered Mr. Goldman the position of Senior Vice President and Chief Financial Officer. The agreement provides that we will pay Mr. Goldman an annual base salary of $185,000, subject to annual review by the Compensation Committee, and that he is eligible to receive a performance-based cash bonus of up to 40% of his base salary. In addition, during Mr. Goldman’s employment with us and for a period of one year after the termination of his employment, he is restricted from engaging in any business that competes with our business and from soliciting any of our employees. Mr. Goldman also has agreed to maintain the confidentiality of our business information.

Each of these employment agreements provides for payments or other benefits upon the termination of the executive’s employment under specified circumstances and/or in the event of a change in control of Salary.com, as described below.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

Under our employment agreement with Mr. Plunkett, if his employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to one and one-half times his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards which were granted prior to December 31, 2006 would immediately vest and the portion of his unvested options and other stock-based awards which were granted after January 1, 2007 and would have vested during the 18-month period after the termination date also would immediately vest. If within 24 months of a change in control, Mr. Plunkett’s employment is terminated by us without cause, or by Mr. Plunkett for good reason, he would be entitled to receive a payment equal to payment equal to two times his base salary and his average bonus for the previous two fiscal years. In addition, all of his unvested options and other stock-based awards would immediately vest. Mr. Plunkett also would be entitled to an additional payment equal to the amount of any excise tax payable by him pursuant to the Internal Revenue Code. In either case, subject to his payment of the employee portion of such benefits, Mr. Plunkett would be entitled to continue participating in Salary.com’s health benefit programs.

Under our letter agreement with Mr. Goldman, if his employment with us is terminated following an acquisition of Salary.com, he would be entitled to receive a payment equal to twelve months’ salary and bonus.

Equity awards issued to all employees, including the named executive officers, under our 2007 Stock Option and Incentive Plan, provide that vesting of all unvested portions of such equity awards will be accelerated if there is a change in control of Salary.com. Stock options issued to all employees, including the named executive officers, under our 2000 Stock Option and Incentive Plan and our 2004 Stock Option and Incentive Plan, provide that vesting of all but the final year of such options will be accelerated if there is a change in control of Salary.com.

The following tables describe the potential payments and benefits to which the named executive officers would be entitled upon the happening of the following events: (i) termination of the executive’s employment by us without cause or by the executive for good reason, (ii) a change of control of Salary.com (with no termination of employment) and (iii) termination of the executive’s employment by us without cause or, in the case of Mr. Plunkett, by the executive for good reason following a change of control of Salary.com. Calculations for this table are based on the following assumptions: (a) the triggering event took place on March 31, 2007 and (b) the per share price of our common stock is $11.13, the closing price on March 30, 2007.

Termination of Employment Effective March 31, 2007 with No Change of Control

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	$562,500	$20,299	$523,151	—	$1,105,950
Kenneth S. Goldman	—	—	—	—	—
Yong Zhang	—	—	—	—	—
William H. Coleman	—	—	—	—	—
Teresa A. Shipp	—	—	—	—	—
Total	$562,500	$20,299	$523,151	—	$1,105,950

Change in Control with No Termination of Employment

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	—	—	$573,047	—	$573,047
Kenneth S. Goldman	—	—	5,775	—	5,775
Yong Zhang	—	—	84,845	—	84,845
William H. Coleman	—	—	79,070	—	79,070
Teresa A. Shipp	—	—	51,307	—	51,307

Total	—	—	$794,044		$794,044

Termination of Employment Following a Change of Control Effective March 31, 2007

Name	Severance Cash Amount	Benefits Cash Value	Value of Accelerated Vesting	Gross Up Payment Amount	Total Cash Payments
Kent Plunkett	$687,500	$20,299	$724,751	$520,288	$1,952,838
Kenneth S. Goldman	259,000	—	5,775	—	264,775
Yong Zhang	—	—	84,845	—	84,845
William H. Coleman	—	—	79,070	—	79,070
Teresa A. Shipp	—	—	51,307	—	51,307

Total	$946,500	$20,299	$945,748	$520,288	$2,432,835

CERTAIN RELATIONSHIPS

Other than the transactions described under the heading “Equity Compensation” (or with respect to which information is omitted in accordance with SEC regulations) and the transactions described below, since April 1, 2006, there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

General

Kevin Plunkett, our Vice President of Media Sales and who joined the Company in January 2000, is the brother of Kent Plunkett, our Chairman, President, Chief Executive Officer and holder of more than 5% of our outstanding capital stock. Kevin Plunkett received annual compensation of approximately $275,000 during the calendar year ended December 31, 2006.

In November 2006, we issued a warrant to purchase 44,800 shares of our common stock at an exercise price of $6.61 per share to Lyric Ventures, L.P., an entity that is affiliated with Terry Temescu, one of our directors. The grant date fair value of this transaction computed in accordance with SFAS No. 123R utilizing the assumptions discussed in Note 9 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended March 31, 2007 is approximately $113,500.

In December 2006, we issued 30,270 and 7,567 shares of common stock to Kent Plunkett, our Chairman, President and Chief Executive Officer, and Yong Zhang, our Executive Vice President, Chief Operating Officer and Chief Technology Officer, respectively, as payment of bonuses earned in respect of fiscal 2006. The number of shares issued to Mr. Plunkett and Mr. Zhang was based on a per share value of our common stock of $6.607, meaning the approximately dollar value of each bonus was $200,000 and $50,000, respectively.

Indemnification Agreements

We have entered into indemnification agreements with each of our executive officers and directors. Those indemnification agreements require us to indemnify these individuals to the fullest extent permitted by Delaware law. In addition, we have purchased a policy of directors’ and officers’ liability insurance that insures our directors and officers against the cost of defense, settlement or payment of a judgment in some circumstances.

Procedures for Approval of Related Person Transactions

In accordance with the charter for the Audit Committee of the Board of Directors, our Audit Committee reviews and approves in advance any proposed related person transactions. Salary.com will report all such material related person transactions under applicable accounting rules, federal securities laws and SEC rules and regulations.

OTHER INFORMATION

Beneficial Ownership of Principal Stockholders, Directors and Officers

The following table sets forth certain information regarding the beneficial ownership of our common stock on July 20, 2007, by (1) each director, director nominee, and named executive officer of our Company, (2) all directors and named executive officers of our Company as a group, and (3) each person known by us to own more than 5% of our common stock.

Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or will become exercisable within 60 days after July 20, 2007, are deemed outstanding, while the shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Unless otherwise indicated in the footnotes below, the persons and entities named in the table have sole voting or investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Ownership calculations below are based on 15,254,551 shares outstanding as of July 20, 2007.

Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percent of Common Stock Outstanding
5% Stockholders
Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust(2)	896,000	5.87%
Non-Employee Directors
Paul R. Daoust	20,160	*
John F. Gregg(3)	126,699	*
Edward F. McCauley	22,400	*
John R. Sumser(4)	47,600	*
Terry Temescu(5)	570,381	3.70
Robert A. Trevisani(6)	22,973	*
Named Executive Officers
Kent Plunkett(7)	2,847,997	17.97
Kenneth S. Goldman(8)	160,280	1.05
Yong Zhang(9)	301,715	1.97
William H. Coleman(10)	214,927	1.41
Teresa A. Shipp(11)	182,678	1.20
All directors and officers as a group(13 persons)(12)	4,742,162	29.33

*	Less than 1% of the outstanding shares of common stock

(1)	Unless otherwise indicated in the table, the address for each listed person is c/o Salary.com, Inc., 195 West Street, Waltham, Massachusetts 02451.

(2)	The address of the trust is Christopher L. Plunkett, Trustee, c/o Christopher L. Plunkett P.C., 265 Essex Street, Salem Massachusetts 01970. Does not include 2,847,997 shares held by Kent Plunkett. Christopher L. Plunkett, the trustee of the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, has sole voting and dispositive power over the securities held by the trust.

(3)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(4)	Includes 13,440 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(5)

Includes 253,885 shares held by Lyric Ventures, L.P., 81,032 shares held by Lyric Overseas, L.P. and 71,573 shares held by Lyric Capital Partners, L.P. Also includes 121,332 shares of common stock issuable to Lyric Ventures, L.P. upon exercise of warrants, 5,914 shares of common stock issuable to Lyric

Overseas, L.P. upon exercise of warrants, 5,285 shares of common stock issuable to Lyric Capital Partners, L.P. upon exercise of warrants and 31,360 shares of common stock issuable to Mr. Temescu upon the exercise of options that are exercisable within 60 days of July 20, 2007. Mr. Temescu is a managing member of Lyric Capital Managers LLC and Lyric Venture Managers LLC, which are the general partners of each of Lyric Ventures, L.P., Lyric Overseas, L.P. and Lyric Capital Partners, L.P., and as such may be deemed to share voting and dispositive power with respect to all shares held by such entities. Mr. Temescu disclaims beneficial ownership of such shares except to the extent of his pecuniary interest, if any. Terry Temescu, Mark Bode and Greg Horn have shared voting power with respect to securities held by Lyric Ventures, L.P. Messrs. Temescu and Bode have shared voting power with respect to securities held by Lyric Overseas, L.P. and Lyric Capital Partners, L.P. Messrs. Temescu, Bode and Horn have shared dispositive power with respect to securities held by Lyric Ventures, L.P., Lyric Overseas, L.P. and Lyric Capital Partners, L.P.

(6)	Includes 19,600 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(7)	Does not include 17,920 shares held by Julianne Pemberton, Mr. Plunkett’s spouse, or 896,000 shares held by the Gregory Kent Plunkett and Julianne Pemberton 2005 Gifting Trust, over which Mr. Plunkett does not have voting or dispositive power. Includes 536,161 shares of common stock issuable to Mr. Plunkett upon exercise of stock options.

(8)	Includes 20,280 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(9)	Includes 51,200 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(10)	Includes 7,840 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(11)	Includes 31,200 shares issuable upon the exercise of options that are exercisable within 60 days of July 20, 2007.

(12)	Includes 780,425 shares of common stock issuable upon exercise of stock options and 132,531 shares of common stock issuable upon exercise of warrants.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our board of directors or compensation committee. None of the current members of our Compensation Committee has ever been an employee of Salary.com.

During fiscal 2007, none of our executive officers served as: (i) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on our Compensation Committee; (ii) a director of another entity, one of whose executive officers served on our Compensation Committee; or (iii) a member of the compensation committee (or other committee of the board of directors performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as one of our directors.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers, and persons that own more than 10% of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC. Our officer, directors and 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. We prepare Section 16(a) forms on behalf of our directors and officers based on the information provided by them.

Based solely on review of this information, we believe that, during the fiscal year ended March 31, 2007, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis, except for the following: (i) Form 3’s for Terry Temescu, Lyric Capital Partners, L.P., Lyric Overseas, L.P., Lyric Ventures, L.P. to report their initial stock ownership as of February 15, 2007 which were filed on February 23, 2007 and (ii) a Form 3 for John F. Gregg to report his initial stock ownership as of February 15, 2007 which was filed on March 16, 2007.

INCORPORATED BY REFERENCE

To the extent that this proxy statement is incorporated by reference into any other filing by us under the Securities Act of 1933 or the Exchange Act, the sections of this proxy statement entitled “Compensation Committee Report” and “Report of the Audit Committee” (to the extent permitted by the rules of the Securities and Exchange Commission) will not be deemed incorporated unless specifically provided otherwise in such filing. The information contained in those sections shall not be deemed “filed” with the SEC, or subject to Regulations 14A or 14C or to the liabilities of Section 18 of the Exchange Act.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: July 27, 2007

SALARY.COM, INC.

195 West Street

Waltham, Massachusetts

PROXY SOLICITED BY THE BOARD OF DIRECTORS OF SALARY.COM, INC.

FOR ANNUAL MEETING OF STOCKHOLDERS SEPTEMBER 18, 2007

The undersigned hereby appoints as proxies Kent Plunkett, Kenneth S. Goldman and Elliot J. Mark, and each of them or such other persons as the Board of Directors of Salary.com, Inc. (the “Company”) may designate, with full power of substitution. The undersigned hereby authorizes the above appointed proxies to represent and to vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on July 20, 2007 at the Annual Meeting of Stockholders to be held on Tuesday, September 18, 2007, at 10:00 a.m. at the Company’s corporate headquarters at 195 West Street, Waltham, Massachusetts, and any adjournments or postponements thereof.

This proxy when properly executed will be voted as directed. If no direction is given, the proxy will be voted FOR proposals one and two, and in accordance with the proxy holders’ discretion respecting any other matters as may properly come before the meeting.

(Continued and to be signed on the reverse side)

ANNUAL MEETING OF STOCKHOLDERS OF

SALARY.COM, INC.

September 18, 2007

Please date, sign and mail

your proxy card in the

envelope provided as soon

as possible.

¯  Please detach along perforated line and mail in the envelope provided.  ¯

        20330000000000000000  9                                                                                  091807

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

					FOR	AGAINST	ABSTAIN
1.	Election of three Class I directors for a three-year term.		2.	To ratify the selection of Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending March 31, 2008.	☐	☐	☐
NOMINEES:
☐	FOR ALL NOMINEES	O John F. Gregg O Terry Temescu O Yong Zhang

☐	WITHHOLD AUTHORITY FOR ALL NOMINEES

☐	FOR ALL EXCEPT (See instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.